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                                                                    Exhibit 99.1

                                                       1105 North Market Street
                                                              Suite 1230
                                                      Wilmington, Delaware 19801
                                                           www.delphifin.com

[DELPHI FINANCIAL GROUP, INC. LOGO]


Press Release

Contact:    Bernard J. Kilkelly                         FOR IMMEDIATE RELEASE
            Vice President, Investor Relations          11/24/2003
Phone:      212-303-4349
E-mail:     bernie-kilkelly@dlfi.com

       DELPHI FINANCIAL ANNOUNCES 3-FOR-2 STOCK SPLIT, 50 PERCENT INCREASE
                   IN REGULAR CASH DIVIDEND, AND BOARD CHANGES

Wilmington, Del., November 24, 2003 -- Delphi Financial Group, Inc. (NYSE: DFG) today announced that its Board of Directors has approved a 3-for-2 common stock split and a 50% increase in the Company's regular cash dividend to $.12 per share on a pre-split basis.

The stock split will be in the form of a stock dividend of one-half share for each share held of record as of December 8, 2003, payable on December 22, 2003. The $.12 per share cash dividend will also be payable on December 22, 2003 to shareholders of record as of December 8, 2003. On a post-split basis, the regular cash dividend will be $.08 per share.

Delphi also announced the election of Van D. Greenfield to the Company's Board of Directors and the retirement of Lewis S. Ranieri from the Board. Mr. Greenfield is the managing member of Blue River Capital, LLC, a New York-based investment firm he founded in 1980. Mr. Greenfield has recently served as chair or co-chair of the WorldCom and Globalstar unsecured creditors committees and as co-chair of the Adelphia equity security holders committee. Mr. Ranieri is Chairman and President of Ranieri & Co., Inc., a private investment adviser and management corporation, and is Chairman of Hyperion Capital Management, Inc., an investment adviser.

Robert Rosenkranz, Chairman and Chief Executive Officer, said, "The dividend increase and stock split reflect our confidence in the longer-term outlook for our business as well as the improvements we have made in our capital structure. The newly favorable federal tax treatment of corporate dividends was also a factor in our decision."

Mr. Rosenkranz continued, "I want to thank Lew Ranieri for his service on Delphi's board and his many valuable contributions to the Company over the past eleven years, particularly in the areas of investments and capital markets. We look forward to expanding our business relationship with Lew through Delphi's relationships with Hyperion Capital and Franklin Bank, and we expect him to remain a fruitful source of investment ideas for the Company." Mr. Rosenkranz concluded, "Van Greenfield is a valuable addition to Delphi's board, based on his extensive investment background and broad knowledge of corporate financial governance."

Delphi Financial Group, Inc. is an integrated employee benefit services company. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related insurance coverages: group life, long-term and short-term disability, excess workers' compensation for self-insured employers, travel accident and dental. Delphi's asset accumulation business emphasizes individual fixed annuity products. Delphi's common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.

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